Christopher, Smith, Leonard,
Bristow & Stanell, P.A.
CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our report dated April 11, 2007 on the consolidated financial statements of Carbiz, Inc. for the years ended January 31, 2007 and 2006 in its Amendment No. 4 to Registration Statement on Form SB-2 on Form F-3, which is a part of this Registration Statement that the Company expects to file on or about February 19, 2008.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

Christopher, Smith, Leonard, Bristow & Stanell, P.A.

CHRISTOPHER, SMITH, LEONARD,
BRISTOW & STANELL, P.A.

Sarasota, Florida
February 19, 2008

1001 3rd Avenue West, Suite 700 • Bradenton, FL 34205
ph 941-748-1040 • fx 941-749-7605
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ph 941-954-4040 • fx 941-953-7670